Pricing Supplement No. 1025 To prospectus supplement dated September 29, 2009 and prospectus dated September 29, 2009	Registration Statement No. 333-162195 Dated November 26, 2010; Rule 424(b)(2)
Deutsche Bank AG, London Branch
$25,000,000 5 Year Fixed / Floating Rate Notes due December 10, 2015

General
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The notes are principal-protected notes that pay interest quarterly in arrears at a fixed rate of 2.00% for the first two years, and thereafter, at a variable rate equal to 3-month LIBOR rate plus 0.60%. The notes are designed for investors who seek quarterly interest payments with principal protection at maturity. Any payment at maturity, including the repayment of principal, is subject to the credit of the Issuer.

•	Senior unsecured obligations of Deutsche Bank AG due December 10*, 2015.
•	Denominations of $1,000 (the “Principal Amount”) and minimum initial investments of $1,000.
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The notes priced on November 26, 2010 (the “Trade Date”) and are expected to settle on December 10, 2010 (the “Settlement Date”). Delivery of the notes in book-entry form only will be made through The Depository Trust Company.

Key Terms
Issuer:	Deutsche Bank AG, London Branch
Issue Price:	99.95% of the Principal Amount
Payment at Maturity:	A cash payment at maturity, for each $1,000 Principal Amount of notes, of $1,000 plus any accrued and unpaid interest
Interest Rate:
Paid on a quarterly basis and on the Maturity Date in arrears based on 30/360 day count fraction.
The Interest Rate from and including the Settlement Date to but excluding the first Reset Date (the "Fixed Interest Rate Period") will be 2.00%, and the Interest Rate from and including the first Reset Date to but excluding the Maturity Date (the "Floating Interest Rate Period") will be LIBOR for the relevant Reset Period plus 0.60%, subject to the Maximum Interest Rate.

Maximum Interest Rate:	6.50%
Reset Period:	Each period from (and including) a Reset Date to (but excluding) the next following Reset Date, except that the final Reset Period will end on, but exclude, the Maturity Date
Reset Dates:	The 10th day of each March, June, September and December, beginning on December 10, 2012
Interest Period:	The Fixed Interest Rate Period and the Floating Interest Rate Period
Interest Payment Dates:
Each March 10, June 10, September 10, and December 10, beginning March 10, 2011.  If such Interest Payment Date is not a business day, the interest will be paid on the first following day that is a business day, but no adjustment will be made to the interest payment made on such following business day.

Trade Date:	November 26, 2010
Settlement Date:	December 10, 2010
Maturity Date:	December 10, 2015
LIBOR:
For each Reset Period, the rate for deposits in U.S. dollars for the designated period, which appears as of 11:00 a.m., London time, on the day that is two London Banking Days preceding the relevant Reset Date on Reuters Page LIBOR01, or, if such rate does not appear on Reuters Page LIBOR01, the USD LIBOR rate that appears on Telerate Page “3750” or such other page as may replace Reuters Page LIBOR01 on Reuters or such other service or services as may be nominated by the British Bankers’ Association for the purpose of displaying London interbank offered rates for deposits in U.S. dollars.
The “designated period” for the determination of LIBOR for any Reset Period is equal to three months.
A “London Banking Day” is any date on which commercial banks are open for business in London.

Listing:	The notes will not be listed any securities exchange.
CUSIP / ISIN:	2515A1 4C 2 / US2515A14C20
Investing in the notes involves a number of risks. See “Selected Risk Considerations” beginning on page TS-2 in this pricing supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.
	Price to Public	Discounts and Commissions(1)	Proceeds to Us
Per Note	$999.50	$2.00	$997.50
Total	$24,987,500.00	$50,000.00	$24,937,500.00
(1)	For more detailed information about discounts and commissions, please see “Supplemental Underwriting Information (Conflicts of Interest)” in this pricing supplement.
Deutsche Bank Securities Inc., an agent for this offering, is our affiliate. For more information, see “Supplemental Underwriting Information (Conflicts of Interest)” in this pricing supplement.

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$25,000,000.00	$1,782.50

Deutsche Bank Securities

November 26, 2010

SUMMARY

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You should read this pricing supplement together with the prospectus supplement dated September 29, 2009 relating to our Series A global notes of which these notes are a part and the prospectus dated September 29, 2009. You may access these documents on the SEC Web site at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Web site):

•	Prospectus supplement dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000119312509200021/d424b31.pdf

•	Prospectus dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000095012309047023/f03158be424b2xpdfy.pdf

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Our Central Index Key, or CIK, on the SEC Web site is 0001159508. As used in this pricing supplement, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

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This pricing supplement, together with the documents listed above, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” beginning on page TS-2 in this pricing supplement. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the notes.

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In making your investment decision, you should rely only on the information contained or incorporated by reference in this pricing supplement relevant to your investment and the accompanying prospectus supplement and prospectus with respect to the notes offered by this pricing supplement and with respect to Deutsche Bank AG. We have not authorized anyone to give you any additional or different information. The information in this pricing supplement and the accompanying prospectus supplement and prospectus may only be accurate as of the dates of each of these documents, respectively.

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You should be aware that the regulations of the Financial Industry Regulatory Authority (“FINRA”) and the laws of certain jurisdictions (including regulations and laws that require brokers to ensure that investments are suitable for their customers) may limit the availability of the notes. This pricing supplement and the accompanying prospectus supplement and prospectus do not constitute an offer to sell or a solicitation of an offer to buy the notes under any circumstances in which such offer or solicitation is unlawful.

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We are offering to sell, and are seeking offers to buy, the notes only in jurisdictions where such offers and sales are permitted. Neither the delivery of this pricing supplement nor the accompanying prospectus supplement or prospectus nor any sale made hereunder implies that there has been no change in our affairs or that the information in this pricing supplement and accompanying prospectus supplement and prospectus is correct as of any date after the date hereof.

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You must (i) comply with all applicable laws and regulations in force in any jurisdiction in connection with the possession or distribution of this pricing supplement and the accompanying prospectus supplement and prospectus and the purchase, offer or sale of the notes and (ii) obtain any consent, approval or permission required to be obtained by you for the purchase, offer or sale by you of the notes under the laws and regulations applicable to you in force in any jurisdiction to which you are subject or in which you make such purchases, offers or sales; neither we nor the agents shall have any responsibility therefore.

Selected Risk Considerations

An investment in the notes involves risks. This section describes the most significant risks relating to the notes.  For a complete list of risk factors, please see the accompanying prospectus supplement and the accompanying prospectus.

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THE VALUE OF THE NOTES MAY DECLINE DUE TO SUCH FACTORS AS A RISE IN INFLATION AND/OR INTEREST RATES OVER THE TERM OF THE NOTES — Because the notes mature in 2015, their value may decline over time due to such factors as inflation and/or rising interest rates. The Interest Rate on the notes may in the future be low in comparison to the interest rates for similar debt securities then prevailing in the market. Nevertheless, if this occurs, you will not be able to require the Issuer to redeem the notes and will, therefore, bear the risk of holding the notes until the Maturity Date.

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THE NOTES WILL NOT BE LISTED AND THERE WILL LIKELY BE LIMITED LIQUIDITY — The notes will not be listed on any securities exchange. Deutsche Bank AG or its affiliates may offer to purchase the notes in the secondary market but are not required to do so and may cease such market-making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates are willing to buy the notes.

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CREDIT OF THE ISSUER — The notes are senior unsecured obligations of the Issuer, Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any interest payments to be made on the notes depend on the ability of Deutsche Bank AG to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the notes and in the event Deutsche Bank AG were to default on its obligations you may not receive interest and principal payments owed to you under the terms of the notes.

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TRADING AND OTHER TRANSACTIONS BY US OR OUR AFFILIATES MAY IMPAIR THE VALUE OF THE NOTES — We and our affiliates expect to engage in hedging and trading activities related to the Interest Rate. We may have hedged our obligations under the notes directly or through certain affiliates, and we or they would expect to make a profit on any such hedge. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates’ control, such hedging may result in a profit that is more or less than expected, or it may result in a loss. Although they are not expected to, these hedging activities may adversely affect the level of the interest rates available in the market and, therefore, the value of the notes. It is possible that Deutsche Bank AG or its affiliates could receive substantial returns from these hedging activities while the value of the notes declines. Our trading activities related to the applicable Interest Rate may be entered into on behalf of Deutsche Bank AG, its affiliates or customers other than for the account of the holders of the notes or on their behalf. Accordingly, these trading activities may present conflicts of interest between Deutsche Bank AG and you. Any of the foregoing activities described in this risk consideration may reflect trading strategies that differ from, or are in direct opposition to, the trading strategy of investors in the notes.

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THE NOTES ARE NOT DESIGNED TO BE SHORT-TERM TRADING INSTRUMENTS — The price at which you will be able to sell your notes to us or our affiliates prior to maturity, if at all, may be at a substantial discount from the Principal Amount of the notes. The potential returns described in this pricing supplement assume that your notes, which are not designed to be short-term trading instruments, are held to maturity.

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ASSUMING NO CHANGES IN MARKET CONDITIONS OR ANY OTHER RELEVANT FACTORS, THE VALUE OF THE NOTES ON THE SETTLEMENT DATE (AS DETERMINED BY DEUTSCHE BANK AG) WILL BE LESS THAN THE ORIGINAL ISSUE PRICE — While the interest payments described in this pricing supplement is based on the full Principal Amount of your notes, the original Issue Price of the notes includes the agents’ commission and the cost of hedging our obligations under the notes through one or more of our affiliates. Our hedging costs include the projected profit that we or our affiliates are expected to realize in consideration for assuming the risks inherent in managing the hedging transactions.  Therefore, the value of the notes on the Settlement Date, assuming no changes in market conditions or other relevant factors, will be less than the original Issue Price.  The inclusion of commissions and hedging costs in the original Issue Price will also decrease the price, if any, at which we will be willing to purchase the notes after the Settlement Date, and any sale on the secondary market could result in a substantial loss to you. The notes are not designed to be short-term trading instruments.  Accordingly, you should be willing and able to hold your notes to maturity.

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MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES — The value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the time remaining to maturity of the notes;

•	trends relating to inflation;

•	interest and yield rates in the market generally;

•	the actual or anticipated level of LIBOR in relation to the Maximum Interest Rate;

•	volatility of the level of LIBOR;

•	a variety of economic, financial, political, regulatory or judicial events; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings, financial condition or results of operations.

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POTENTIAL CONFLICTS OF INTEREST EXIST BECAUSE WE AND THE CALCULATION AGENT FOR THE  NOTES, ARE THE SAME LEGAL ENTITY — Deutsche Bank AG, London Branch is the Issuer of the notes and the calculation agent for the notes. While Deutsche Bank AG, London Branch will act in good faith and in a commercially reasonable manner in making all determinations with respect to the notes including the amount of interest payable on each Interest Payment Date, there can be no assurance that any determinations made by Deutsche Bank AG, London Branch in these capacities will not affect the value of the notes. Because determinations made by Deutsche Bank AG, London Branch as the calculation agent for the notes, may affect the interest payment and Payment at Maturity, potential conflicts of interest may exist between Deutsche Bank AG, London Branch and you, as a holder of the notes.  Furthermore, Deutsche Bank AG, London Branch or one or more of its affiliates may have published, and may in the future publish, research reports on movements in interest rates generally or LIBOR specifically. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. Any of these activities may affect the value of the notes or the potential payout on the notes.

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TREATED AS ORIGINAL ISSUE DISCOUNT VARIABLE RATE DEBT INSTRUMENTS — The notes will be treated for U.S. federal income tax purposes as “variable rate debt instruments,” issued with original issue discount (“OID”), that provide for a single fixed rate followed by a qualified floating rate.

We have determined that 65% of each payment of stated interest made during the first two years the notes are outstanding will be treated as qualified stated interest. All interest payments during the last three years the notes are outstanding will be treated as payments of qualified stated interest. Qualified stated interest will be taxable to a U.S. holder at the time it accrues or is received, in accordance with the holder’s method of accounting for U.S. federal income tax purposes.

Assuming the determination above is respected, the notes will be treated as bearing OID of $14.50 per $1,000 Principal Amount. Please review the section of the accompanying prospectus supplement entitled “United States Federal Income Taxation” for a discussion of the taxation of OID on the notes. Further information regarding the annual accrual of OID on the notes will be made publicly available on a Form 8281, which we will file with the Internal Revenue Service.

If you are a non-U.S. holder, you generally will not be subject to U.S. federal income tax (including withholding tax), provided you fulfill certain certification requirements.  See “—Tax Consequences to Non-U.S. Holders” on page PS-50 of the accompanying prospectus supplement.

Recently enacted legislation requires certain individuals who hold “debt or equity interests” in any “foreign financial institution” that are not “regularly traded on an established securities market” to report information about such holdings on their U.S. federal income tax returns, generally for tax years beginning in 2011, unless a regulatory exemption is provided.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the notes.

For a discussion of certain German tax considerations relating to the notes, you may refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

We do not provide any advice on tax matters. You should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of investing in the notes, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

DESCRIPTION OF THE NOTES

The following description of the terms of the notes supplements the description of the general terms of the debt securities set forth under the headings “Description of Notes” in the accompanying prospectus supplement and “Description of Debt Securities of Deutsche Bank Aktiengesellschaft” in the accompanying prospectus. Capitalized terms used but not defined in this pricing supplement have the meanings assigned to them in the accompanying prospectus supplement and prospectus. The term “note” refers to each $1,000 principal amount of our 5 Year Fixed / Floating Rate Notes.

General

The notes are senior unsecured obligations of Deutsche Bank AG that pay interest at a fixed rate equal to 2.00% per annum for the first two years, and thereafter, at a variable rate equal to 3-month USD LIBOR plus 0.60%, subject to the Maximum Interest Rate. The interest is paid on a quarterly basis and on the Maturity Date in arrears based on 30/360 day count fraction. The notes are a series of securities referred to in the accompanying prospectus supplement and prospectus. The notes will be issued by Deutsche Bank AG under an indenture among us, Law Debenture Trust Company of New York, as trustee, and Deutsche Bank Trust Company Americas, as issuing agent, paying agent, and registrar.

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or by any other governmental agency.

The notes are our senior unsecured obligations and will rank pari passu with all of our other senior unsecured obligations.

The notes will be issued in denominations of $1,000 and integral multiples of $1,000 in excess thereof. The principal amount (the “Principal Amount”) is $1,000 and the issue price of each note is $999.50. The notes will be represented by one or more permanent global notes registered in the name of The Depository Trust Company (“DTC”) or its nominee, as described under “Description of Notes — Form, Legal Ownership and Denomination of Notes” in the accompanying prospectus supplement and “Forms of Securities — Global Securities” in the accompanying prospectus.

Payments on the Notes

The “Maturity Date” will be December 10, 2015, unless that day is not a business day, in which case the Maturity Date will be the first following business day. On the Maturity Date, you will receive a cash payment, for each $1,000 Principal Amount of notes, of $1,000 plus any accrued but unpaid interest.

The notes will bear interest from and including the Settlement Date to but excluding the first Reset Date (the “Fixed Rate Period”) at a fixed rate equal to 2.00% per annum and thereafter, the notes will bear interest from and including the first Reset Date to but excluding the Maturity Date (the "Floating Interest Rate Period") at a floating rate equal to LIBOR for the relevant Reset Period plus 0.60%, subject to the Maximum Interest Rate of 6.50%. The “Interest Period” means the Fixed Interest Rate Period and the Floating Interest Rate Period. The interest will be paid on a quarterly basis and on the Maturity Date in arrears based on 30/360 day count fraction, on March 10, June 10, September 10, and December 10, (the “Interest Payment Dates”), commencing on March 10, 2011.  If such Interest Payment Date is not a business day, the interest will be paid on the first following day that is a business day, but no adjustment will be made to the interest payment made on such following business day.

The “Reset Dates” will be the 10th day of each March, June, September and December, beginning on December 10, 2012. The “Reset Period” means each period from (and including) a Reset Date to (but excluding) the next following Reset Date, except that the final Reset Period will end on, but exclude, the Maturity Date.

The “LIBOR” rate means for each for each Reset Period, the rate for deposits in U.S. dollars for the designated period, which appears as of 11:00 a.m., London time, on the day that is two London Banking Days preceding the relevant Reset Date on Reuters Page LIBOR01, or, if such rate does not appear on Reuters Page LIBOR01, the USD LIBOR rate that appears on Telerate Page “3750” or such other page as may replace Reuters Page LIBOR01 on Reuters or such other service or services as may be nominated by the British Bankers’ Association for the purpose of displaying London interbank offered rates for deposits in U.S. dollars. The “designated period” for the determination of LIBOR for any Reset Period is equal to three months. A “London Banking Day” is any date on which commercial banks are open for business in London.

We will irrevocably deposit with DTC no later than the opening of business on the applicable Interest Payment Date and the Maturity Date funds sufficient to make payments of the amount payable with respect to the notes on such date. We will give DTC irrevocable instructions and authority to pay such amount to the holders of the notes entitled thereto.

A “business day” is any day other than a day that (i) is a Saturday or Sunday, (ii) is a day on which banking institutions generally in the City of New York or London, England, are authorized or obligated by law, regulation or executive order to close or (iii) is a day on which transactions in dollars are not conducted in the City of New York or London, England.

Subject to the foregoing and to applicable law (including, without limitation, United States federal laws), we or our affiliates may, at any time and from time to time, purchase outstanding notes by tender, in open market transactions or by private agreement.

Calculation Agent

Deutsche Bank AG, London Branch, will act as the calculation agent. The calculation agent will determine, among other things, the amount of interest payable in respect of your notes on each Interest Payment Date. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us. We may appoint a different calculation agent from time to time after the date of this pricing supplement without your consent and without notifying you.

The calculation agent will provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, of the amount to be paid on each Interest Payment Date and at maturity on or prior to 11:00 a.m. on the business day preceding each Interest Payment Date and the Maturity Date. All calculations with respect to the amount of interest payable on the notes will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., 0.876545 would be rounded to 0.87655); all dollar amounts related to determination of the payment per $1,000 Principal Amount of notes at maturity will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., 0.76545 would be rounded up to 0.7655); and all dollar amounts paid on the aggregate Principal Amount of notes per holder will be rounded to the nearest cent, with one-half cent rounded upward.

Events of Default

Under the heading “Description of Debt Securities of Deutsche Bank Aktiengesellschaft — Events of Default” in the accompanying prospectus is a description of events of default relating to debt securities including the notes.

Payment Upon an Event of Default

If an event of default occurs, and the maturity of your notes is accelerated, we will pay a default amount for each $1,000 Principal Amount of notes equal to $1,000 plus any accrued but unpaid interest to (but excluding) the date of acceleration.

If the maturity of the notes is accelerated because of an event of default as described above, we shall, or shall cause the calculation agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to DTC of the cash amount due with respect to the notes as promptly as possible and in no event later than two business days after the date of acceleration.

Modification

Under the heading “Description of Debt Securities of Deutsche Bank Aktiengesellschaft — Modification of the Indenture” in the accompanying prospectus is a description of when the consent of each affected holder of debt securities is required to modify the indenture.

Defeasance

The provisions described in the accompanying prospectus under the heading “Description of Debt Securities of Deutsche Bank Aktiengesellschaft — Discharge and Defeasance” are not applicable to the notes.

Listing

The notes will not be listed on any securities exchange.

Book-Entry Only Issuance — The Depository Trust Company

The Depository Trust Company, or DTC, will act as securities depositary for the notes. The notes will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC’s nominee). One or more fully-registered global notes certificates, representing the total aggregate Principal Amount of the notes, will be issued and will be deposited with DTC. See the descriptions contained in the accompanying prospectus supplement under the headings “Description of Notes — Form, Legal Ownership and Denomination of Notes.”

Registrar, Transfer Agent and Paying Agent

Payment of amounts due at maturity on the notes will be payable and the transfer of the notes will be registrable at the office of Deutsche Bank Trust Company Americas (“DBTCA”) in the City of New York.

DBTCA or one of its affiliates will act as registrar and transfer agent for the notes. DBTCA will also act as paying agent and may designate additional paying agents.

Registration of transfers of the notes will be effected without charge by or on behalf of DBTCA, but upon payment (with the giving of such indemnity as DBTCA may require) in respect of any tax or other governmental charges that may be imposed in relation to it.

Governing Law

The notes will be governed by and interpreted in accordance with the laws of the State of New York.

USE OF PROCEEDS; HEDGING

The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the notes, as more particularly described in “Use of Proceeds” in the accompanying prospectus. We or our affiliates may acquire a long or short position in securities similar to the notes from time to time and may, in our or their sole discretion, hold or resell those securities.

Although we have no reason to believe that any of these activities will have a material impact on the value of the notes, we cannot assure you that these activities will not have such an effect.

We have no obligation to engage in any manner of hedging activity and will do so solely at our discretion and for our own account. No note holder shall have any rights or interest in our hedging activity or any positions we may take in connection with our hedging activity.

HISTORICAL INFORMATION

The following graph sets forth the historical percentage levels of 3-month USD LIBOR for the period from January 1, 2000 to November 26, 2010. The historical levels of 3-month USD LIBOR should not be taken as an indication of its future performance. We obtained the percentage levels below from Bloomberg, and we have not participated in the preparation of, or verified, such information.

SUPPLEMENTAL UNDERWRITING INFORMATION (CONFLICTS OF INTEREST)

Under the terms and subject to the conditions contained in the Distribution Agreements entered into between Deutsche Bank AG and Deutsche Bank Securities Inc. (“DBSI”), as agent under, and certain other agents that may be party to the Distribution Agreements from time to time (each, an “Agent,” and, collectively with DBSI, the “Agents”), each Agent participating in the offering of the notes has agreed to purchase, and we have agreed to sell, the Principal Amount of notes set forth on the cover page.

Notes sold by the Agents to the public will initially be offered at the initial public offering price set forth on the cover of this pricing supplement. If all of the notes are not sold at the initial public offering price, the Agents may change the offering price and the other selling terms.

DBSI, acting as agent for Deutsche Bank AG, will receive a selling concession in connection with the sale of the notes of 0.20% or $2.00 per $1,000 Principal Amount of notes. DBSI will reallow a selling concession of up to 0.20% or $2.00 per $1,000 Principal Amount of notes to certain other broker dealers through whom the notes are purchased.

We own, directly or indirectly, all of the outstanding equity securities of DBSI. The net proceeds received from the sale of the notes will be used, in part, by DBSI or one of its affiliates in connection with hedging our obligations under the notes. The underwriting arrangements for this offering will comply with the requirements of NASD Rule 2720 of FINRA regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. In accordance with NASD Rule 2720, DBSI may not make sales in offerings of the notes to any of its discretionary accounts without the prior written approval of the customer.

DBSI or another Agent may act as principal or agent in connection with offers and sales of the notes in the secondary market. Secondary market offers and sales will be made at prices related to market prices at the time of such offer or sale; accordingly, the Agents or a dealer may change the public offering price, concession and discount after the offering has been completed.

In order to facilitate the offering of the notes, DBSI may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, DBSI may sell more notes than it is obligated to purchase in connection with the offering, creating a naked short position in the notes for its own account. DBSI must close out any naked short position by purchasing the notes in the open market. A naked short position is more likely to be created if DBSI is concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, DBSI may bid for, and purchase, notes in the open market to stabilize the price of the notes. Any of these activities may raise or maintain the market price of the notes above independent market levels or prevent or retard a decline in the market price of the notes. DBSI is not required to engage in these activities, and may end any of these activities at any time.

No action has been or will be taken by us, DBSI or any dealer that would permit a public offering of the notes or possession or distribution of this pricing supplement, the accompanying prospectus supplement or prospectus other than in the United States, where action for that purpose is required. No offers, sales or deliveries of the notes, or distribution of this pricing supplement, the accompanying prospectus supplement or prospectus or any other offering material relating to the notes, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agents or any dealer.

Each Agent has represented and agreed, and each dealer through which we may offer the notes has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the notes or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the notes under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the notes. We shall not have responsibility for any Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

Settlement

We expect to deliver the notes against payment for the notes on the Settlement Date indicated above, which will be the tenth business day following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than three business days after the Trade Date, purchasers who wish to transact in the notes more than three business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.